Exhibit 10.1

EIGHTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This EIGHTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated September 24, 2007, by and among LASALLE BUSINESS CREDIT, LLC, a Delaware limited liability company (“LaSalle”), with its principal office at 450 North Brand Blvd., Suite 950, Glendale, California 91203, the financial institutions that, from time to time, become a party to the Loan Agreement (hereinafter defined) (such financial institutions, collectively, the “Lenders” and each individually, a “Lender”), LaSalle as agent for the Lenders (in such capacity, the “Agent”), and IMPCO TECHNOLOGIES, INC., a Delaware corporation, with its principal office at 3030 South Susan Street, Santa Ana, California 92704 (the “Borrower”).

WHEREAS, the Borrower and LaSalle, as a Lender and the Agent, are parties to a Loan and Security Agreement dated as of July 18, 2003 (as amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lenders have agreed, upon satisfaction of certain conditions, to make Revolving Advances and other financial accommodations to the Borrower; and

WHEREAS, the Borrower has informed the Lender and the Agent that it is not in compliance with the Loan Agreement in the following respects (collectively, the “Existing Defaults”): (a) Paragraph 13(k) with respect to each of the Borrower’s year end financial statements for the years ended 2001 to 2006 and Borrower’s fiscal quarter statements for the years ended 2004 to 2006, (b) Paragraph 13(aa) with respect to the audited consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at December 31, 2002, April 30, 2002 and April 30, 2001 and the audited consolidating statements of income and cash flows for the eight (8) month transition period ending on December 31, 2002, and (c) Paragraph 14(q) with respect to the Borrower’s four consecutive fiscal quarters ending June 30, 2007, which Existing Defaults constitute an Event of Default under Paragraph 16(c)(i) of the Loan Agreement.

WHEREAS, the Borrower has requested that the Lenders and the Agent agree to: (a) waive the Existing Defaults; and (b) amend the Loan Agreement in certain respects, and the Lenders and the Agent are willing to waive the Existing Defaults and amend the Loan Agreement, all on the terms and subject to the conditions hereinafter set forth. Capitalized terms used herein, unless otherwise defined herein, shall have the meaning set forth in the Loan Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1. Limited Waiver.

(a) Effective as of September 6, 2007, the Lenders and the Agent hereby waive the Existing Defaults and the Event of Default under Paragraph 16(c)(i) of the Loan Agreement to the extent of the Existing Defaults and agree not to exercise any rights or remedies available as a result of the occurrence thereof.

(b) The waiver granted herein is a one-time waiver, given solely for the specific covenants and specific time periods set forth herein. Nothing contained in this Amendment constitutes a waiver by the Lenders or the Agent of any other terms or provisions of the Loan Agreement or the Other Agreements, whether or not the Lenders or the Agent have any knowledge thereof, nor may anything contained in this Amendment be deemed a waiver by the Lenders or the Agent of any non-compliance with the terms or provisions of the Loan Agreement or the Other Agreements that may occur after the date of this Amendment.

2. Amendment to Loan Agreement. Effective upon the Effective Date, the definition of “Revolving Loan Commitment” set forth in Paragraph 1(a) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“‘Revolving Loan Commitment’ shall mean the sum of $8,000,000.”

3. Financials. Effective as of September 6, 2007, the fiscal quarterly financial statements for the quarters ending March 31, 2007 and June 30, 2007 otherwise due to the Lenders and the Agent as set forth in Section 11(c) of the Loan Agreement and the 2006 year end financial statements otherwise due to the Lenders and the Agent within 90 days after the end of the 2006 Fiscal Year pursuant to Section 11(e) of the Loan Agreement, shall each be due on or before September 30, 2007. This extension is a one time extension only for the specific time periods and for the specific documents set forth in the preceding sentence.

4. Amendment Fee. In addition to all other fees and charges, Borrower agrees to pay to Agent on the date hereof an amendment fee of $5,000.

5. Release. As a material inducement to the Agent and the Lenders to enter into this Amendment, Borrower hereby releases the Agent and each Lender, and their respective directors, officers, employees, affiliates, representatives, attorneys, and agents, from any and all claims, demands, debts, liabilities, actions, and causes of action of every kind, known or unknown, and character based upon, relating to, or arising out of the Loan Agreement and related transactions in any way (collectively “Claims”).

The Borrower intends the above release to cover, encompass, release, and extinguish, inter alia, all Claims that might otherwise be reserved by California Civil Code Section 1542 or any similar provision of New York law. California Civil Code Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Borrower acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action, and agrees that this Amendment and the above releases are and will remain effective in all respects notwithstanding any such differences or additional facts.

6. Acknowledgments and Confirmations. The Borrower, the Lenders and the Agent hereby acknowledge and confirm that as of the Effective Date: (i) all references in the Loan Agreement to “this Agreement” will be deemed to refer to the Loan Agreement, as amended by this Amendment; and (ii) all references in each of the Other Agreements to the “Loan Agreement” will be deemed to refer to the Loan Agreement, as amended by this Amendment.

7. Representations and Warranties. The Borrower hereby represents and warrants to the Lenders and the Agent, that:

(a) Each of the representations and warranties set forth in Paragraph 13 of the Loan Agreement is true in all material respects as of the date hereof, except for changes in the ordinary course of business, that, either singly or in the aggregate, are not materially adverse to the business or financial condition of the Borrower or to the Collateral and except for the Existing Defaults.

(b) As of the date hereof, after giving effect to the terms of this Agreement, there exists no Default or Event of Default.

(c) The Borrower has the power to execute, deliver, and perform this Amendment and all agreements, instruments, and documents executed in connection herewith (this Amendment and such other agreements, instruments, are documents are sometimes hereinafter referred to collectively as the “Amendment Documents”). The Borrower has taken all necessary action to authorize the execution, delivery, and performance of this Amendment and the other Amendment Documents. No consent or approval of any entity or Person (including without limitation, any shareholder of the Borrower), no consent or approval of any landlord or mortgagee, no waiver of any Lien or right of distraint or other similar right, and no consent, license, approval, authorization, or declaration of any governmental authority, bureau, or agency is required in connection with the execution, delivery, or performance by the Borrower, or the validity or enforcement, of this Amendment or the other Amendment Documents.

(d) The execution and delivery by the Borrower of this Amendment and the other Amendment Documents and performance by it hereunder and thereunder, will not violate any provision of law and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree, or other similar document or instrument of any court or governmental authority, bureau, or agency, domestic or foreign, or the certificate of incorporation or by-laws of the Borrower, or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any agreement, bond, note, or indenture to which the Borrower is a party, or by which it is bound or any of its properties or assets is affected (including without limitation, the Subordinated Debt Documents), or result in the imposition of any Lien of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of the Borrower, other than the Liens contemplated by this Amendment.

(e) This Amendment and the other Amendment Documents have been duly executed and delivered by the Borrower and constitute the valid and legally binding obligation of the Borrower, enforceable in accordance with their respective terms.

8. Conditions to Effectiveness of Amendment and Waiver. This Amendment is effective upon the Borrower and the Agent executing this Amendment and delivering same to the Agent (the “Effective Date”):

9. Further Assurances. The Borrower agrees that it will, from time to time, execute and/or deliver all agreements, instruments, and documents and do and perform all actions and things (all at the Borrower’s sole expense) as the Agent may reasonably request to carry out the intent and terms of this Amendment.

10. Miscellaneous.

(a) The Borrower’s breach of any of its covenants contained in this Amendment will constitute an Event of Default.

(b) Nothing contained in this Agreement imposes an obligation on the Lenders or the Agent to further amend the Loan Agreement or waive compliance with any other provision.

(c) Except as set forth in this Amendment, none of the Lenders nor the Agent waive any breach of, or Default or Event of Default under, the Loan Agreement, nor any right or remedy the Lenders or the Agent may have under the Loan Agreements, the Other Agreements, or applicable law, all of which rights and remedies are expressly reserved.

(d) Except as specifically amended in this Amendment, the Loan Agreement and the Other Agreements remain in full force and effect in accordance with their respective terms.

(e) No modification or waiver of or with respect to any provision of this Amendment and all other agreements, instruments, and documents delivered pursuant hereto or referred to herein, nor consent to any departure by any party hereto or thereto from any of the terms or conditions hereof or thereof, will in any event be effective, unless it is in writing and signed by each party hereto, and then such waiver or consent will be effective only in the specific instance and for the purpose for which given.

(f) This Amendment, together with all of the other agreements, instruments, and documents referred to herein, embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

(g) Without in any way limiting Paragraph 14(r) of the Loan Agreement, the Borrower shall pay all of the Lenders’ and the Agent’s fees, costs, and expenses incurred in connection with this Amendment and the transactions contemplated hereby, including without limitation, the Lenders’ and the Agent’s legal fees and expenses incurred in connection with the preparation, negotiation, consummation, and, if required, the enforcement, of this Amendment and the other Amendment Documents.

(h) This Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

(i) EACH OF THE PARTIES TO THIS AMENDMENT HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING THAT PERTAINS DIRECTLY OR INDIRECTLY TO THIS AMENDMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT OF THE BORROWER, THE AGENT, OR THE LENDERS OR THAT, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP AMONG THE BORROWER, THE AGENT, AND/OR THE LENDERS. IN NO EVENT WILL THE AGENT OR ANY LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

(j) This Amendment is governed by and must be construed in accordance with the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction.

(k) The parties to this Amendment prefer that any dispute between or among them be resolved in litigation subject to a jury trial waiver as set forth above. If a pre-dispute jury trial waiver of the type provided for above is unenforceable in litigation to resolve any dispute, claim, cause of action or controversy under this Amendment, the Loan Agreement or any of the Other Agreements (each, a “Cause of Action”) in the venue where the Cause of Action is being brought pursuant to the terms of this Amendment, then, upon the written request of any party, such Cause of Action, including any and all questions of law or fact relating thereto, shall be determined exclusively by a judicial reference proceeding. Except as otherwise provided in this Section 10 above, venue for any such reference proceeding shall be in the state or federal court in the County or District where venue is appropriate under applicable law (the “Court”). The parties shall select a single neutral referee, who shall be a retired state or federal judge. If the parties cannot agree upon a referee within 15 days, the Court shall appoint the referee. The referee shall report a statement of decision to the Court. Notwithstanding the foregoing, nothing in this paragraph shall limit the right of Agent or Lenders to exercise self-help remedies, foreclose against collateral or obtain provisional remedies (including without limitation, requests for temporary restraining orders, preliminary injunctions, writs of possession, writs of attachment, appointment of a receiver, or any orders that a court may issue to preserve the status quo, to prevent irreparable injury or to allow a party to enforce its liens and security interests). The parties shall bear the fees and expenses of the referee equally unless the referee orders otherwise. The referee also shall determine all issues relating to the applicability, interpretation, and enforceability of this Section. The parties acknowledge that any Cause of Action determined by reference pursuant to this Section 10 shall not be adjudicated by a jury.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above set forth.

LASALLE BUSINESS CREDIT, LLC, as a Lender and as Agent

By:	/s/ Ron Bornstein
Name:	Ron Bornstein
Title:	First Vice President

IMPCO TECHNOLOGIES, INC., as Borrower

By:	/s/ Thomas M. Costales
Name:	Thomas M. Costales
Title:	Chief Financial Officer

Signature Page